[USEC LOGO]

Exhibit 99

NEWS

FOR IMMEDIATE RELEASE:	CONTACT:
July 30, 2003	Steven Wingfield (301) 564-3354 Charles Yulish (301) 564-3391

USEC Reports Improved Gross Margin From Continued Cost Control
- Reports Earnings of $4.3 Million for Second Quarter 2003 -
- USEC Accelerates American Centrifuge Timetable, Lowering Net Income for Year -

     Bethesda, MD — USEC Inc. (NYSE: USU) today reported second quarter 2003 results that show improved business operations with a gross profit margin of 12.6 percent compared to 9.7 percent in the same quarter last year. The improvement is the result of cost-control initiatives in production operations and lower purchase costs from Russia. In addition, with the successful accomplishment of the American Centrifuge program milestones, USEC is accelerating the deployment timetable by one year.

     USEC reported net income for the second quarter ended June 30, 2003, of $4.3 million or $.05 per share compared to $7.1 million or $.09 per share in the same quarter last year. For the six-month period ended June 30, 2003, net income was $6.4 million or $.08 per share, compared to $11.4 million or $.14 per share in the same period last year. During the six-month period, spending on advanced technology was $13.7 million higher than the same period in 2002 due to the opportunity and decision to accelerate the timetable for the American Centrifuge. Results for the six-month period in 2002 included a special credit of $4.2 million (after tax) from a favorable change in cost estimate for consolidating plant operations.

     Taking into account this year’s accelerated American Centrifuge program spending and last year’s special credit, income from core business activities in 2003 is higher than comparable periods last year, as reflected in higher gross margins.

     “Progress in meeting or exceeding our milestones for the American Centrifuge has encouraged us to accelerate our schedule so that we might shave significant time off our ultimate goal of operating the most efficient commercial centrifuge plant in the world,” said William H. Timbers, USEC president and chief executive officer. “Our accelerated American Centrifuge timetable will increase spending that in turn will lower net income in the short term. However, this initiative should result in USEC gaining the benefits sooner of lower production costs that should extend for many years to come.”

     “Our focus on reducing costs is having a positive impact on our cost of sales and is supporting an improved gross margin, year-over-year,” he said. “Our core business continues to operate well. We are signing long-term commitments with key customers, lowering our cost structure and improving production efficiency at our Paducah plant.”

—more—

USEC Inc.
6903 Rockledge Drive, Bethesda, MD 20817-1818
Telephone 301-564-3391 Fax 301-564-3211 http://www.usec.com

USEC 2nd Quarter Earnings

Revenue Higher; Cost of Sales Improve

     Revenue for the second quarter was $322.4 million, a 2 percent increase over $316.2 million for the same quarter a year ago. The increase reflects higher sales of natural uranium that totaled $51.7 million, compared to $23.0 million for the second quarter last year. The volume of the Separative Work Unit (SWU) component of low-enriched uranium sold decreased 3 percent compared to the same period a year earlier. For the six-month period, SWU sales volume improved by 3 percent over the same period last year; in both periods the variation was due mainly to the timing and movement of customer orders. USEC continues to project that the average SWU price billed to customers in 2003 will be about 1.5 percent lower than in 2002 as deliveries are made under lower-priced contracts signed several years ago. Contracts signed more recently at higher market prices will be realized in future periods and will help offset lower-priced contracts.

     Lower production and purchase costs were the drivers for a 6 percent reduction in the unit cost of sales per SWU in the six-month period. For the same period, unit production costs improved by 4 percent reflecting lower labor costs during the labor strike in Paducah, Kentucky and more efficient operations. The Company’s purchase costs per SWU declined beginning January 2003 as new pricing terms under the Megatons to Megawatts program with Russia went into effect. The full effect of the lower production and purchase costs will also benefit cost of sales in future periods due to the Company’s average inventory cost methodology and significant SWU inventories. USEC expects its gross profit margin for 2003 will be approximately 10 percent.

     At June 30, 2003, USEC’s cash balance was $158.3 million. For the quarter, cash flow from operating activities was $43.2 million, compared to $84.4 million in the same period a year ago. For the six-month period, cash flow from operating activities was $23.1 million, compared to $270.5 million in the same period in 2002 when high customer collections followed record revenue in late 2001. Cash flow in the 2003 six-month period benefited from higher sales of uranium but was reduced by deliveries against advances from customers that result in non-cash revenue, increased purchases under the Russian Contract, and the timing of customer collections. The Company has no short-term debt, and debt to total capitalization is a modest 36 percent.

     Because USEC’s customers place orders under their long-term contracts generally on a 12- to 24-month cycle, quarterly comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

American Centrifuge Lead Cascade and Commercial Plant Accelerated

     USEC is aggressively moving forward with its plan to demonstrate the American Centrifuge technology, with the goal of deploying a centrifuge plant by the end of the decade. The Company expects to achieve the fifth milestone, the manufacture of a centrifuge rotor tube, ahead of the November 2003 milestone date. Engineering, manufacturing and testing of major components continue in Oak Ridge, Tennessee. Refurbishment of a demonstration facility in Piketon, Ohio, with a lead cascade containing up to 240 full-scale centrifuge machines, is slated to begin in 2004, with the demonstration expected to begin in 2005.

—more—

USEC 2nd Quarter Earnings

     A successful year of experience with its American Centrifuge has given USEC the confidence to accelerate its schedule for commercial plant deployment by one year. Since the DOE — USEC Agreement was signed in June 2002, USEC has met or exceeded each of the first four milestones. We now plan to submit our commercial plant NRC license application in August 2004, seven months ahead of schedule. Beginning commercial centrifuge operations earlier should bring substantial savings by enabling the Company to replace higher cost production a year earlier than previously projected. USEC expects to begin capitalizing costs associated with a commercial facility sooner under the new timetable.

     The Company’s spending on the American Centrifuge technology accounted for almost all of its advanced technology spending, which totaled $11 million during the quarter, compared to $4.5 million in the same period last year. Due to the acceleration of the American Centrifuge demonstration, USEC now expects spending for the full year to be about $45 million. USEC has not changed its total spending estimate of $150 million for the American Centrifuge demonstration but expects to spend that amount in less than the five years originally projected in June 2002. The Company’s cost estimate of $1 — $1.5 billion to construct a 3.5 million SWU commercial centrifuge plant has not changed.

     During the quarter, USEC ended its funding for research and development of the SILEX laser-based uranium enrichment process and has focused its efforts on the American Centrifuge. The Company had been funding SILEX research since 1996 but recently concluded it is unlikely that this laser technology can be used to meet USEC’s production needs and further investment would not be prudent. USEC is resolving issues relating to termination of the agreement with Silex Systems Limited.

Labor Issues Resolved

     On June 25, members of the Paper, Allied-Industrial, Chemical and Energy Workers International Union, Local 5-550 (“PACE”) voted to accept a new eight-year contract with USEC and returned to work. The 635 employees, who make up about half of the workforce at the Paducah plant, went on strike February 4. The new contract includes annual pay increases of 2 to 3 percent and an improved pension supplement. PACE employees will increase their share of health insurance costs and have agreed to work-assignment flexibility designed to improve operational efficiency at the Paducah plant.

     In November 2002, USEC announced it would reduce its workforce at Paducah by 200 during 2003. During the work stoppage, additional efficiencies were identified and the Company expanded the workforce reduction to 219, which was completed in July. The Company expects to save about $19 million annually in operating costs from the workforce reductions.

     In July, the Department of Energy (DOE) informed USEC that it would not extend funding for a uranium deposit removal program at the Portsmouth plant beyond September 30, 2003. USEC continues to work with DOE to secure additional funding for this important decontamination project but has begun preparations to lay off approximately 116 employees. If the funding is not secured, USEC estimates its share of severance expense would result in a charge against net income of $1.5 — $2 million (after tax), which would be recorded later this year. Other programs, such as cleaning up contaminated natural uranium, site preparation for the

—more—

USEC 2nd Quarter Earnings

American Centrifuge Demonstration Facility, and the cold standby program are expected to be funded by DOE for the coming federal fiscal year.

Other Business Matters

•	USEC continues to work with DOE to remediate the 9,500 metric tons of contaminated uranium DOE transferred to the Company prior to USEC’s privatization. USEC is on track to clean up the initial 2,800 metric tons of uranium under the DOE-USEC Agreement by the September 2003 target. The Company continues to anticipate that DOE will remediate an additional 2,116 metric tons of uranium that DOE was obligated to transfer to USEC as of March 31, 2003. DOE is obligated to remedy all remaining uranium.

•	USEC has been conducting cold standby contract services for DOE at the Portsmouth plant under a letter agreement. The Company expects to conclude negotiations on a definitive contract in the current quarter, and expects to earn fees and collect retainage retroactive to July 2001 as soon as the contract is signed. Continuation of the program is subject to DOE funding and Congressional appropriations.

•	Negotiations are ongoing with DOE and the Ohio Valley Electric Corporation (OVEC) to resolve issues surrounding the termination of a power purchase agreement. The date for payment of the termination costs has been extended to December 31, 2003.

•	Negotiations continue with federal and South Carolina environmental regulators over USEC’s share of the cost of cleaning up a depleted uranium processing site operated by a bankrupt contractor, Starmet.

•	The Japanese government temporarily shut down 17 reactors in the past year for special inspections. Four reactors have been returned to service and the operator is seeking permission to return the remainder to service. USEC supplies about half of the low-enriched uranium for these reactors. The Company does not expect 2003 revenue to be affected, but revenue is expected to be reduced in 2004 and possibly 2005 due to delays in refueling the affected reactors.

Earnings Guidance Updated

     USEC’s uranium enrichment business remains on target for improving gross margin in 2003 to at least 10 percent. The improvement is due to lower production costs and improved efficiency at the Paducah plant, and lower purchase costs from Russia. Revenue from SWU is expected to be $1.1 billion and uranium revenue is expected to be $160 million for the year, including $60 million in sales using uranium purchased from third-party suppliers and uranium generated from underfeeding in the enrichment process. While the gross profit is expected to improve year-over-year, increased costs for accelerating demonstration of the American Centrifuge technology will reduce net income. These increased costs will have an after-tax effect of reducing net income by $5 million.

—more—

USEC 2nd Quarter Earnings

     Based on the higher level of American Centrifuge spending in 2003, USEC expects net income for the year in a range of $9 to $11 million. Earnings and cash flow are driven by business performance and are dependent on a number of key factors, including:

•	Achieving targets for sales and average prices billed to customers.

•	Resolution as planned of the current business matters listed above.

     In addition, if DOE funding is not secured for deposit removal at Portsmouth, USEC’s share of severance expenses could result in an after-tax charge against net income of $1.5 — $2.0 million.

     USEC’s quarterly earnings profile has historically shown a loss for the third quarter, but changes in the timing and movement of sales from the second quarter indicate that net income should be more consistent each quarter in 2003. Cash flow from operating activities in 2003 is expected to be in a range of $30 to $40 million. The cash flow projection is lower due to timing of customer collections and payments to Russia, and additional spending on the American Centrifuge. Absent these timing items, cash flow from operations would have been higher than originally forecast.

     This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with DOE regarding uranium inventory remediation and the use of advanced technology and facilities, satisfactory performance of the centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs that USEC accrues, the outcome of litigation, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

# # # #

USEC 2nd Quarter Earnings

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue:
Separative work units	$270.7	$293.2	$532.4	$533.5
Uranium	51.7	23.0	76.2	32.1

Total revenue	322.4	316.2	608.6	565.6
Cost of sales	281.7	285.5	533.3	514.5

Gross profit	40.7	30.7	75.3	51.1
Special charge (credit) for consolidating plant operations	—	—	—	(6.7)	*
Advanced technology development costs	11.0	4.5	20.6	6.9
Selling, general and administrative	14.8	14.8	29.2	26.5

Operating income	14.9	11.4	25.5	24.4
Interest expense	9.7	9.0	18.9	17.9
Other (income) expense, net	(2.3)	(7.1)	(4.5)	(8.4)

Income before income taxes	7.5	9.5	11.1	14.9
Provision for income taxes	3.2	2.4	4.7	3.5

Net income	$4.3	$7.1	$6.4	$11.4

Net income per share — basic and diluted	$.05	$.09	$.08	$.14
Dividends per share	$.1375	$.1375	$.2750	$.2750
Average number of shares outstanding	82.2	81.3	82.1	81.2

*	The special credit of $6.7 million ($4.2 million or $.05 per share after tax) in the six months ended June 30, 2002, represents a change in estimate of costs for consolidating plant operations.

USEC 2nd Quarter Earnings

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	(Unaudited)
	June 30,	December 31,
	2003	2002

ASSETS
Current Assets
Cash and cash equivalents	$158.3	$171.1
Accounts receivable — trade	248.1	225.4
Inventories	929.7	862.1
Other	31.7	29.1

Total Current Assets	1,367.8	1,287.7
Property, Plant and Equipment, net	190.1	190.9
Other Assets
Deferred income taxes	45.1	50.8
Prepayment and deposit for depleted uranium	47.2	46.1
Prepaid pension benefit costs	74.4	83.8
Inventories	308.0	390.2

Total Other Assets	474.7	570.9

Total Assets	$2,032.6	$2,049.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$185.3	$195.7
Payables under Russian Contract	142.2	106.6
Deferred revenue and advances from customers	28.6	45.0
Liabilities accrued for consolidating plant operations	17.3	22.8

Total Current Liabilities	373.4	370.1
Long-Term Debt	500.0	500.0
Other Liabilities
Deferred revenue and advances from customers	18.0	21.2
Depleted uranium disposition	56.3	57.9
Postretirement health and life benefit obligations	133.9	137.8
Other liabilities	49.6	48.1

Total Other Liabilities	257.8	265.0
Stockholders’ Equity	901.4	914.4

Total Liabilities and Stockholders’ Equity	$2,032.6	$2,049.5

USEC 2nd Quarter Earnings

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Six Months Ended
	June 30,

	2003	2002

Cash Flows from Operating Activities
Net income	$6.4	$11.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14.3	15.4
Depleted uranium disposition	(2.7)	(11.0)
Deferred revenue and advances from customers	(19.6)	6.8
Deferred income taxes	5.7	4.9
Liabilities accrued for consolidating plant operations	(5.5)	(11.0)
Changes in operating assets and liabilities:
Accounts receivable — (increase) decrease	(22.7)	158.4
Inventories — decrease	14.5	19.0
Payables under Russian Contract — increase	35.6	56.6
Accounts payable and other — net increase (decrease)	(2.9)	20.0

Net Cash Provided by (Used in) Operating Activities	23.1	270.5

Cash Flows Used in Investing Activities
Capital expenditures	(14.9)	(27.8)

Net Cash (Used in) Investing Activities	(14.9)	(27.8)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(22.6)	(22.3)
Common stock issued	1.6	1.4

Net Cash (Used in) Financing Activities	(21.0)	(20.9)

Net Increase (Decrease)	(12.8)	221.8
Cash and Cash Equivalents at Beginning of Period	171.1	57.4

Cash and Cash Equivalents at End of Period	$158.3	$279.2

Supplemental Cash Flow Information:
Interest paid	$17.5	$16.4
Income taxes paid (refund)	(2.8)	.8